FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 11, 2005

KAISER ALUMINUM CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware (State of incorporation)	1-9447 (Commission File Number)	94-3030279 (I.R.S. Employer Identification Number)

5847 San Felipe, Suite 2500 Houston, Texas (Address of Principal Executive Offices)	77057-3268 (Zip Code)

(713) 267-3777
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 15, 2005, the Compensation Policy Committees (the “Committees”) of the Boards of Directors of Kaiser Aluminum Corporation (the “Company”) and its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation (“KACC”), increased the annual base salary of Kerry A. Shiba, Vice President and Chief Financial Officer of the Company and KACC, to $270,000 retroactive to January 1, 2005. The Committees also increased (retroactive to January 1, 2005) Mr. Shiba’s target under KACC’s long-term incentive and short-term incentive programs to $258,000 and $95,000, respectively. The long-term incentive program is a cash-based program under which participants are eligible to receive an award based on the attainment by the Company of sustained cost reductions above a stipulated threshold for the period 2002 through emergence from bankruptcy. The short-term incentive program is a cash-based program under which participants are eligible to receive an award annually based on the Company achieving certain thresholds of adjusted earnings.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 15, 2005, James T. Hackett, a director of the Company and KACC, formally notified the Board of Directors of the Company and KACC of his intention to resign his positions as a director of each company as of February 28, 2005. Mr. Hackett’s resignation from each of the Company’s and KACC’s Board of Directors is not because of a disagreement with the Company and/or KACC on any matter relating to the Company’s or KACC’s operations, policies or practices.

Item 8.01 Other Events

On February 11, 2005, the U.S. Bankruptcy Court of the District of Delaware (the “Court”) approved an extension of exclusivity for the Company, KACC and all of KACC’s subsidiaries, other than Alpart Jamaica Inc., Kaiser Jamaica Corporation, Kaiser Alumina Australia Corporation and Kaiser Finance Corporation, through June 30, 2005. On the same date, the Court approved an extension of exclusivity for Alpart Jamaica Inc., Kaiser Jamaica Corporation, Kaiser Alumina Australia Corporation and Kaiser Finance Corporation through April 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)
	By:	/s/ Daniel D. Maddox
Daniel D. Maddox
Dated: February 18, 2005		Vice President and Controller